Exhibit  99.1

FOR IMMEDIATE RELEASE	Contact: Eileen Cassidy Rivera
eileen.rivera@vangent.com

VANGENT, INC. ANNOUNCES THIRD QUARTER 2008 RESULTS

Arlington, VA, November 12, 2008 - Vangent, Inc., a leading global provider of information management and strategic business process outsourcing services, today announced its third quarter 2008 results.

Vangent reported revenue of $133.4 million for the three months ended September 27, 2008, up $3.8 million, or 3% compared to the three months ended September 29, 2007. This improvement primarily reflects higher revenue from the Government Group, which increased 5% or $5.1 million largely due to new contract awards with the Department of Defense Military Health System.  On a year-to-date basis, revenue grew 11% to $400.8 million compared to $362.5 million in the same period in 2007.

Vangent’s net loss improved to $0.5 million for the three months ended September 27, 2008 compared to a loss of $1.4 million for the comparable period a year ago.  Adjusted EBITDA was $20.3 million for the three months ended September 27, 2008, compared to $22.1 million in the comparable period a year ago.  On a year-to-date basis, Adjusted EBITDA increased 11% to $52.2 million compared to $46.9 million in the same period in 2007.

“We are pleased with our third quarter results as we continued our growth in revenue and secured a significant amount of new business,” said Mac Curtis, President and Chief Executive Officer of Vangent.  “We were particularly pleased with the strength of our Health business where we added new Military Health System customers in the vital clinical area of the Department of Defense.”

Contract Awards & Backlog

Vangent booked $66.5 million of new business in the third quarter which includes $8.7 million in add-ons to existing contracts.

Year to date, Vangent booked $292.0 million in new business, including $90.7 million in add-on business to existing contracts.  Vangent’s current new business pipeline stands at $3.2 billion as of September 27, 2008 which includes over $100.0 million of potential fourth quarter 2008 awards.

Vangent’s total contract backlog, which is the amount of revenue the company expects to realize over the remaining term of the contracts, including the base period and all option years, was $1.6 billion at September 27, 2008.  Vangent’s firm contract backlog, which is the value of the base period plus all currently exercised options, was $518.1 million at September 27, 2008.

Vangent’s contract performance with Centers for Medicare & Medicaid Services (“CMS”) is at an all time high as preparation for the annual open enrollment period - November 15th through December 31st - is fully underway.

Mr. Curtis continued, “We gained solid momentum this quarter with important new business wins in each of our business segments.  Beyond our success in the healthcare arena, we also won an important new contract with the Department of Education and made significant progress in our International business.”

Liquidity, Cash Flow and Balance Sheet Information

Total debt decreased from $428.8 million at September 29, 2007 to $420.4 million at September 27, 2008.

Cash and cash equivalents were $18.1 million at September 27, 2008 compared to $15.0 million at September 29, 2007, an increase of $3.1 million or 21%.  Vangent’s total liquidity, which includes $49.6 million available under its revolving credit facility, was $67.7 million.

Q3 2008 Financial Results Conference Call:  Will take place on Wednesday, November 12 at 11:00 am ET.  Interested parties may call (888) 694-4702 and request the “Vangent Q3 2008 Financial Results Conference Call,” conference ID # 71552401.

Audio Replay:  A replay of the earnings call can be heard after 2 p.m. on November 12, 2008 until November 17, 2008.  To hear the replay, dial (800) 642-1687 and enter the same conference ID # 7155240.  For interested parties outside the U.S. and Canada, dial (706) 645-9291 and enter the same conference ID #.

Vangent’s third quarter financials including the Management Discussion and Analysis will be made available on the company’s website at www.vangent.com following the completion of the Vangent Q3 2008 Results Conference Call.

About Vangent, Inc.

With over 6,000 employees worldwide, Vangent, Inc. is a global provider of Consulting, Systems Integration, Human Capital Management and Strategic Business Process Outsourcing services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, Labor, State and the U.S. Office of Personnel Management, as well as Fortune 500 companies. Headquartered in Arlington, Virginia, the company has offices throughout the U.S. and in the U.K., Canada, Mexico, Venezuela and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Financial Summary (unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	September 29,	September 27,	September 29,	September 27,
	2007	2008	2007	2008
Revenue	$129.6	$133.4	$362.5	$400.8

Net Loss	(1.4)	(0.5)	(20.4)	(11.4)

Adjusted EBITDA	22.1	20.3	46.9	52.2

			December 31,	September 27,
			2007	2008
Cash and Cash Equivalents			$26.1	$18.1

Long -Term Debt			428.2	420.4

Contract Backlog			1,769.9	1,630.1

Firm Contract Backlog			408.4	518.1

A reconciliation between certain non-GAAP financial measures and reported financial results is provided as an attachment to this press release.  Revenue, Net Loss and Adjusted EBITDA for the nine months ended September 29, 2007 represents the mathematical addition of the Predecessor Entity for the period January 1 to February 14, 2007 and the Successor Entity for the period February 15, 2007 to September 29, 2007.

# # #

Vangent, Inc.  (formerly Pearson Government Solutions Business)

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Successor Entity		Predecessor Entity	Successor Entity
	Three Months	Three Months	Period	Period	Nine Months
	Ended	Ended	January 1 to	February 15 to	Ended
	September 29,	September 27,	February 14,	September 29,	September 27,
	2007	2008	2007	2007	2008
Revenue	$129,610	$133,391	$58,833	$303,656	$400,800

Cost of revenue	103,983	106,470	48,187	254,096	329,570

Gross profit	25,627	26,921	10,646	49,560	71,230

General and administrative expenses	11,544	12,445	9,383	29,982	38,702

Selling and marketing expenses	4,190	3,757	1,940	11,039	11,963

Operating income (loss)	9,893	10,719	(677)	8,539	20,565

Interest expense	10,091	8,719	34	24,651	26,895

Interest income	(360)	(185)	(44)	(561)	(634)

Income (loss) before income taxes	162	2,185	(667)	(15,551)	(5,696)

Provision (benefit) for income taxes	1,566	2,632	(292)	4,502	5,728

Net loss	$(1,404)	$(447)	$(375)	$(20,053)	$(11,424)

Vangent, Inc.  (formerly Pearson Government Solutions Business)

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	September 27, 2008
Assets
Current assets:
Cash and cash equivalents	$26,093	$18,091
Trade receivables, net	112,292	111,718
Other receivables and prepaid items	15,470	14,958
Total current assets	153,855	144,767
Property and equipment, net	27,579	30,023
Goodwill and intangible assets, net	499,900	487,077
Deferred debt financing costs and other	12,734	10,845

Total assets	$694,068	$672,712

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$7,325	$—
Accounts payable and accrued expenses	63,248	59,888
Accrued interest	8,547	3,395
Other	5,296	6,635
Total current liabilities	84,416	69,918
Long-term debt, net of current portion	420,875	420,366
Other liabilities	8,488	12,613
Total liabilities	513,779	502,897
Stockholder’s equity	180,289	169,815

Total liabilities and stockholder’s equity	$694,068	$672,712

Vangent, Inc.  (formerly Pearson Government Solutions Business)

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Predecessor Entity	Successor Entity
	Period	Period	Nine Months
	January 1 to	February 15 to	Ended
	February 14,	September 29,	September 27,
	2007	2007	2008
Cash flows from operating activities
Net loss	$(375)	$(20,053)	$(11,424)
Depreciation and amortization	2,369	20,753	26,326
Equity-based compensation expense	1,477	475	839
Deferred income taxes	(19)	3,749	4,889
Net change in operating assets and liabilities	(22,348)	11,069	(9,688)
Net cash (used in) provided by operating activities	(18,896)	15,993	10,942

Cash flows from investing activities
Acquisition, net of cash acquired	—	(615,206)	(3,892)
Capital expenditures	(3,727)	(4,412)	(6,796)
Net cash used in investing activities	(3,727)	(619,618)	(10,688)

Cash flows from financing activities
Proceeds from issuance of common stock	—	203,466	—
Proceeds from issuance of long-term debt	—	445,000	—
Repayment of long-term debt	—	(16,200)	(7,834)
Debt financing costs	—	(14,013)	—
Investment from parent and other	13,271	(131)	(205)
Net cash provided by (used in) financing activities	13,271	618,122	(8,039)
Effect of exchange rate changes on cash and cash equivalents	(166)	499	(217)
Net (decrease) increase in cash and cash equivalents	(9,518)	14,996	(8,002)
Cash and cash equivalents, beginning of period	11,713	—	26,093
Cash and cash equivalents, end of period	$2,195	$14,996	$18,091

Vangent, Inc. (formerly Pearson Government Solutions Business)

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

					Twelve Months
	Three Months Ended		Nine Months Ended		Ended
	September 29,	September 27,	September 29,	September 27,	September 27,
	2007	2008	2007	2008	2008
Net loss	$(1,404)	$(447)	$(20,428)	$(11,424)	$(13,420)
Provision for income taxes	1,566	2,632	4,210	5,728	7,723
Interest expense, net	9,731	8,534	24,080	26,261	35,613
Depreciation and amortization	8,256	8,961	23,122	26,326	35,097
EBITDA	18,149	19,680	30,984	46,891	65,013

Equity-based compensation expense	475	248	1,952	839	1,273
TSA adjustment	94	21	1,244	57	141
Net transition and contract settlement costs	3,131	66	11,896	3,493	9,096
Management fee	276	285	813	872	973
Adjusted EBITDA	$22,125	$20,300	$46,889	$52,152	$76,496

The net loss of $20.4 million for the nine months ended September 29, 2007, represents the mathematical addition of the net loss of $0.4 million for the Predecessor Entity for the period January 1 to February 14, 2007, and the net loss of $20.0 million for the Successor Entity for the period February 15 to September 29, 2007.

EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization.  Management uses this measure as an indicator of operating performance.  EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies.  In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

Adjusted EBITDA is adjusted to exclude (i) equity-based compensation expense, (ii) non-recurring contract settlement costs, (iii) legal expenses payable by Pearson in connection with an investigation into a contract awarded to NCS Pearson, Inc. by the Transportation Security Administration  (“TSA”) in 2002 and all potential reserves related to the potential settlement of such claim, and (iv) certain costs resulting from our separation from Pearson plc net of certain overhead and infrastructure costs.